Exhibit 99.1

For Immediate Release

April 30, 2003

First Century Bankshares, Inc.

Reports 2003 First Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB—FCBS) a $363 million bank holding company, announced earnings of $839,000 for the three-month period ending March 31, 2003. This represents an increase of approximately 1% from the $832,000 earned during the same period in 2002. On a per share basis, net income remained unchanged at $0.42 per diluted share. Earnings were affected by a reduction in the Corporation’s net interest margin of $219,000 or 5.8%. This reduction was offset by a decrease in the provision for loan losses of $86,000 or 32.7%, reflecting management’s efforts to improve the quality of the Corporation’s loan portfolio. Additionally, an increase in noninterest income of $59,000, or 6.3%, and a decrease in noninterest expenses of $94,000, or 3.0%, further offset the reduction in the net interest margin.

Earnings through March 31, 2003 reflect an annualized return on average assets (ROAA) of 0.93% compared to 0.89% for the period ended March 31, 2002. Also, these earnings reflect an annualized return on average equity (ROAE) of 9.83% and 10.06%, respectively, for the periods ending March 31, 2003 and 2002. Dividends for the first quarter of 2003 were maintained at $0.20 per share.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, as a percentage of total loans improved from 2.5% at March 31, 2002 and 1.8% at December 31, 2002, to 1.7% at March 31, 2003. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts to enhance asset quality over the last three years.

First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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